Exhibit 99.2
Willbros Group Inc. Conference Call
Thursday, November 1, 2007, 9:00 a.m.
CORPORATE PARTICIPANTS
Ms. Connie Dever
Director of Strategic Planning
Mr. Randy Harl
President and Chief Executive Officer
Mr. Van Welch
CONFERENCE CALL PARTICIPANTS
Robin Shoemaker
Bear Stearns
Stephen Gengaro
Jefferies & Company
John Rogers
D.A. Davidson & Company
Joe Gibney
Capital One South Coast
Andrew O’Connor
Millennium Partners
Philip Dodge
Stanford Group
Nathan Weiss
Weiss Harrington Associates
Josh Adam
GLG Partners
Megan Bissell
E.R.C. Partners
Mark Caruso
Millennium Partners
Andrew Wong
Colden
PRESENTATION
Operator
Good morning ladies and gentlemen. Welcome to the Willbros Group Incorporated Third Quarter 2007 Earnings Conference Call. I would now like to turn the meeting over to Ms. Connie Dever, Director of Strategic Planning. Please go ahead Ms. Dever.
Ms. Connie Dever, Director of Strategic Planning
Thank you. Welcome to the Willbros Group Conference Call. Today’s Willbros management participants are Randy Harl, President and Chief Executive Officer, Van Welch, Chief Financial Officer and Mike Collier, Vice President, Investor Relations. This conference call is being broadcast live over the internet and is also being recorded. An archive of the webcast will be available shortly after the call on our website, willbros.com and will be accessible for twelve months.
A replay will also be available through the phone number provided by the company in yesterday’s press release. Information reported on this call speaks only as of today, November 1st, 2007 and therefore you’re advised that time sensitive information may no longer be accurate at the time of any replay.
Comments today contain forward-looking statements within the meaning of the private securities litigation reform act of 1995. All statements other than statements of historical facts with regard to activities, events or developments the company expects or anticipates will or may occur in the future are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements. These risk factors are described in the company’s documents and reports filed with the SEC.
The company assumes no obligation to update publicly such forward-looking statements whether as a result of new information, future events or otherwise. This presentation contains non GAAP numbers. Reconciliations and related information are in our press release of October 31st, 2007 and are on our website. Now I will turn the conference over to Randy Harl, President and Chief Executive Officer of Willbros.
Mr. Randy Harl, President and Chief Executive Officer
Good morning everyone and thank you for joining us. As many of you have heard in the past few months, we anticipated the third quarter to be an inflection point for Willbros. I have stated on many occasions that Willbros is on its way to “returning to profitability.” I am pleased to announce that in the third quarter, we achieved our goal and we are well on our way back to prominence in the E&C sector. In our one hundred year history, the

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company has had to reinvent itself multiple times. Once again, we have successfully adapted. Our progress is evidenced in more than one dimension. I want to draw your attention to five significant milestones we achieved in third quarter.
•	First of all, with regards to operational execution, we achieved net income from continuing operations of $10.3 million dollars or $0.32 per fully diluted share and contract margins rose to 16.1 percent.

•	Second, we are strategically transforming the company. Yesterday we announced a major acquisition that significantly expands our capabilities as we entered into a definitive agreement to acquire 100% of the equity interest of Integrated Services Company LLC (InServ).

•	Third, to fund the InServ transaction and other business expansion and growth opportunities, we intend to conduct a public offering of our common stock.

•	Fourth, we have significantly improved our financial position by delivering the operational performance that we predicted which allowed us to get commitments on a new credit facility.

•	And finally, we have removed the cloud of uncertainty that we have been under for nearly three years by reaching agreements in principal with the DOJ and SEC to resolve ALL issues relating to the investigations. Bringing this chapter of our history to a conclusion allows us to stop managing the past and enables us to focus all our energy on managing the company today and into the future.
This has been a breakthrough quarter and I believe it sets the tone for many positive events going forward.
In the third quarter, we achieved contract margins of 16.1 percent as a direct result of our improved business development process, better risk management and improved project execution. These improvements drove the best operating results for Willbros in sixteen quarters. We achieved operating income of $18.7 million. Van will discuss our financial results in more detail; we are very encouraged by our third quarter results.
Consistent with our performance in the last few quarters, we booked the work in Canada that we previously identified as highly confident. This is our first significant mainline, pipeline construction project for MidWest, the Canadian pipeline construction company we acquired earlier in the quarter. We maintain our belief that Canada is an improving market for pipeline construction and one that will look much like today’s US pipeline construction market in the next 12 to 18 months. We believe demand for contractors will exceed capacity, implying improved contract terms and conditions similar to what we are currently enjoying in the US.
As previously reported and as a practical matter, our large diameter US pipeline construction capacity is committed through the first quarter of 2009 and we see interest to secure our capacity well into 2010. Having said this, we still have opportunities to book additional work where the completion of one project does not exactly coincide with the start of the following project. Precisely slotting another project or projects into this timeframe would have the beneficial effect of adding revenue and income not currently in backlog. Given what I just said about our US pipeline construction capacity, we continue to grow our pipeline facilities construction as evidenced by the press release that we made last week.
I also think it’s important to note that — with this robust market and our strong position — in a quarter in which we achieved record quarterly revenue, we increased our quarter on quarter backlog and we still have over $12 billion remaining in qualified prospects.
As I mentioned earlier, yesterday we announced the definitive agreement to acquire InServ which takes us closer to achieving our strategic initiative of transforming the company from an upstream and midstream E&C player into a supplier that also provides fully integrated services to the downstream energy markets. InServ has successfully differentiated itself by providing critical, high quality, specialty services to its customers and therefore is able to generate contract margins consistent with our current business segments. Additionally, InServ takes us further into the services markets which should provide more predictable recurring revenue and income streams since the majority of their work is performed under frame agreements which allow multiple project awards under a single agreement.
There are several benefits to this transaction. First, InServ will add new service lines to the Willbros platform. InServ offers services to many of our existing customers and we will be able to offer these clients a more complete range of services. While there is significant overlap in the customer base, there is little overlap in the services we provide. Much like the name Willbros, InServ has a premier brand name and a reputation among the world’s largest refining and petrochemical operators. These quality relationships will be complementary to Willbros’ existing customer base enabling the combined entities to enhance revenue opportunities.
InServ expects to generate revenue of more than $300 million in 2007 and they provide services to 60 of the 149

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operable refineries in the United States. This presence, in conjunction with Willbros’ existing top client base in the United States, in Canada and internationally, will enable us to expand our collective opportunities.
Additionally, we believe InServ’s approach to their business will be complimentary to Willbros putting in place best practices across the organization. InServ has demonstrated consistent top and bottom line growth while maintaining a balance sheet with little or no debt. InServ has an almost identical mix of cost reimbursable versus fixed price contracts as Willbros. Approximately seventy-five percent of InServ’s backlog is cost reimbursable with a significant weighting towards maintenance, repair and overhaul activities.
One of the most important aspects when acquiring any company is the cultural fit. Willbros’ management has established relationships with the management of InServ and we know this relationship will facilitate the integration process. The acquisition of InServ provides us with access to a revenue stream from the downstream market which is different from the onshore pipeline construction market. The transaction is mutually beneficial and we are pleased with this addition to our company.
Additionally, we have received commitments from a group of lenders led by Calyon to refinance our existing synthetic credit facility with a significantly improved $150 million revolving credit facility. Our improved financial performance has enabled us to upsize the facility and meaningfully improve the terms and conditions of the facility to support our growth strategy.
Finally, in the third quarter, we reached agreements in principal with the DOJ and SEC to settle previously disclosed regulatory matters related to violations of the foreign corrupt practices act and possible violations of Securities Acts. The DOJ has agreed not to prosecute the company for the violations, provided we comply with the terms of a deferred prosecution agreement to be entered into with the department. We fully cooperated with the relevant regulatory authorities in connection with the various investigations.
The third quarter really has been an inflection point in Willbros’ one hundred year history. Once again, we have transformed the company, and, given our third quarter financial performance and other milestones that I highlighted at the beginning of my discussion, we are optimistic about our continued success.
Now Van will discuss our financial results for the third quarter of 2007 and provide guidance for 2007 and 2008. Van...
Mr. Van Welch
Thanks Randy and good morning.
Before we discuss our financial results, I would like to touch upon several important events and transactions.
In addition to our financial results in the third quarter which represent a significant inflection point, we also announced several events which will positively impact the company going forward. I will discuss the implication of these events first and then discuss the results for operations.
On October 31st, 2007, we entered into a definitive agreement to acquire InServ for $225 million, including $202.5 million cash and the balance in Willbros common stocks. The transaction is expected to be completed no later than November 21st, 2007, shortly after the close of the financing transactions and is subject to certain closing conditions and necessary regulatory approvals.
InServ is an integrated, full service, industrial specialty contractor providing construction, turnaround, repair and maintenance services to the downstream energy infrastructure market. On a preliminary basis, for the nine months ended September 30, 2007, InServ generated revenue and operating income of $253.8 million and $22.3 million, respectively. The acquisition of InServ will further extend Willbros fully integrated service offerings to the downstream, hydrocarbon value chain and expand the company’s ability to market operations, maintenance and capital projects to new and existing clients.
We intend to pursue a common stock offering of approximately $250 million gross proceeds. The company intends to use the net proceeds from the offering to fund the cash consideration of the InServ acquisition, invest in capital equipment to perform the company’s known project backlog and utilize the balance for general corporate purposes including business expansion. The common stock offering will strengthen the company’s balance sheet and allow the company to secure a new revolving credit facility.
We have received commitments from a group of lenders led by Calyon to replace our existing synthetic credit facility with a $150 million revolving credit facility with improved terms and conditions. The credit facility can be increased to $200 million with lender approval. The entire facility will be available for performance letters of credit and 33 percent of the facility will be available for cash borrowings and financial letters of credit. We expect to

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close the facility concurrently with the proposed common stock offering.
Implementing the new credit facility will save the company a minimum of $2 million in annual credit facility fees.
Finally, we reached agreements in principal with representatives of the DOJ and the SEC. In connection with the settlement, we will pay a total of $32.3 million which is payable in equal installments over approximately three years. As a result of the settlements in principal, we have increased our reserve related to these investigations by $8.3 million bringing the aggregate reserves for these matters to $32.3 million.
The increase of the reserve is comprised of a $2 million reduction in the company’s 2007 second quarter estimate of $24 million in fines resulting from the DOJ actions that was recorded as a charge to continuing operations and an additional charge to discontinued operations of $10.3 million of profit disgorgement inclusive of accrued interest on the profit disgorgement, resulting from the SEC actions. The aggregate reserves reflect the company’s estimate of the expected probable loss with respect to these matters, assuming the settlements are finalized. If the settlements are not finalized, the amount reserved may not reflect eventual losses. The company has made ethical business practice its highest priority and will continue to ensure all employees and representatives conduct company business with the highest ethical standards.
Now I will discuss our third quarter results from continuing operations. For the third quarter of 2007, the company reported revenues from continuing operations of $246.7 million, up 57 percent compared to the second quarter of 2007 and nearly doubled compared to the third quarter of 2006. The revenue growth is primarily due to operational results in the construction segment.
Contract income in the third quarter 2007 was $39.6 million resulting in a contract margin of 16.1 percent compared to a 12 percent margin in the second quarter of 2007. Contract income for the third quarter of 2007 was over three times the contract income in the third quarter of 2006. With strong backlog, improved pricing, better contract terms and conditions and the operating results from the third quarter, we are confident in our expectation that we will meet our annual guidance of 11 to 13 percent contract margin.
Now I will discuss the results from each of our operating segments starting with Construction. In our Construction segment, we reported contract income of $30.6 million on revenue of a $194 million, resulting in 15.8 percent contract margins for the quarter. During the third quarter 2007, we deployed essentially all of our US pipeline construction equipment and personnel on projects that started during the quarter. With these new projects underway, our US pipeline construction operations are at full utilization at the current level of resources. We also derived additional revenues from facility projects, a market we are successfully growing.
Results in our Engineering segment continue to be strong in the third quarter with contract margins remaining over 25 percent. For the third quarter, the company reported Engineering contract income of $6.6 million on revenue of $25.6 million. We anticipate that our Engineering segment will maintain high utilization throughout the rest of the year.
Our EPC segment third quarter results were significantly improved over the second quarter reporting 9.2 percent contract margin. The improvement in our EPC segment contract margins was due to a higher level of activity on two projects and improved performance on a fixed price project that will be completed by the end of the year.
G&A costs for continuing operations were $17.4 million or 7.1 percent of revenue in the third quarter of 2007. For the first nine months of 2007, G&A expense was 6.9 percent. We maintain our annual guidance that G&A is expected to be in the range of 6 to 8 percent of revenue.
In regards to liquidity, during the third quarter, we used cash of $49 million as follows:
Approximately $29 million to ramp up our operations primarily in the construction segment of our business.
$11 million as a one time settlement of outstanding working capital and other issues with the buyer of our Nigerian operations and
$8 million to purchase equipment primarily in our construction segment.
We anticipate that we will begin generating cash from our operations as the work associated with our cost reimbursable projects and projects with better payment terms have progressed beginning in the fourth quarter this year. We expect our current cash balance and future cash flows from our continuing operations to be sufficient to finance future working capital for our operations.
During the nine months ended September 30, 2007, we purchased $15.9 million of capital expenditure, primarily construction equipment and converted approximately $30 million from operating leases to capital leases to secure equipment and improve our margins. During the fourth

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quarter, we plan to acquire, rather than rent, critical construction equipment to support our existing backlog.
Regarding backlog, our backlog from continuing operations at September 30, 2007 was $1.1 billion, an 82 percent increase from the end of 2006. We now have 94 percent of our backlog in North America which is 75 percent cost reimbursable compared to 45 percent at the end of 2006.
Now to update our 2007 guidance and provide guidance for 2008. Due to the positive results in the third quarter, in conjunction with our other announcements this quarter, we are raising our revenue guidance for 2007 to $800 to $900 million range. Again, we maintain our annual guidance for contract margins to be in the range of 11 to 13 percent and expect G&A to be in the range of 8 to 8 percent of revenue.
Finally, in regards to guidance for 2008, prior to the acquisition and related financing transactions, the company forecasted earnings per share in a range of a $1.40 to a $1.50. As a result of the transactions announced today, including the acquisition, earnings per share in 2008 should increase 10 to 15 percent. Supported by the backlog announced in third quarter, including the InServ acquisition, Willbros expects to generate revenue in 2008 in the range of $1.4 to $1.6 billion. Now we will take your questions.
QUESTION AND ANSWER SESSION
Operator
Thank you. We will now take questions from the telephone lines. If you have a question, please press star one on your telephone keypad. If you are using a speakerphone, please lift the handset and then press star one. If at any moment you wish to cancel you question, please press the pound sign. Please press star one at this time if you have a question. There will be a brief pause while participants register for questions. Thank you for your patience. The first question is from Robin Shoemaker of Bear Stearns. Please go ahead.
Robin Shoemaker, Bear Stearns
Thank you and Randy, congratulations on turning the corner here. That’s very good news.
Mr. Randy Harl, President and Chief Executive Officer
Thanks Robin.
Robin Shoemaker, Bear Stearns
Wanted to ask a little bit about InServ. I assume we’ll be seeing in some further publication or filing, you’ll have the financial results of InServ. You mentioned $300 million of revenue is anticipated in ’07. I was wondering what the breakout is of that domestic versus international and if you have any rough guidance or comment about the margins. Are they comparable margins to what you achieve in contract margins on the $300 million?
Mr. Randy Harl, President and Chief Executive Officer
Yes, they are Robin. In terms of being comparable, their revenue is primarily in the US. They have had a number of opportunities outside the US. They typically go in and out on specialty kind of work which has been very good for them. But think about it, it’s primarily a US business. One of the things we think we can leverage with Willbros’ global footprint, with this experience is that ability to do more of that kind of work. And so it’s the kind of thing that fits very well with us.
Mr. Van Welch
Robin, this is Van. We will be issuing the required 8K documentation associated with revenues of InServ shortly.
Robin Shoemaker, Bear Stearns
Okay, and when you talked about the complementary of InServ and Willbros, were you actually thinking about the bundling of services for pipeline construction and within the gate or fence of a facility, the other work or that, just the complementary has to do with the customers and kinds of, kinds of contracts that each company may, participate in.

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Mr. Randy Harl, President and Chief Executive Officer
I think Robin, the way to think about it is, they’re very close to some of the same activities that we participate in. As an example, they build and maintain API storage tanks and we have a lot of opportunities to do EPC as well as other activities related to API storage tanks and at the current time, we have to sub that out. There’s hardly any overlap in terms of the services that they come together, where a pipeline comes into a storage facility, or into a refinery or a petrochemical plant. And we should be able to leverage off of that interface to be able to provide, not bundled services but more services to our customers. They typically do a lot more work for the big oil companies, the big owners of refineries and petrochemical facilities. And while we do work for those same customers, they touch them in a little bit different place and I think we will be able to expand our presence with large integrated oil companies, significantly as a result of this acquisition.
And I guess the other thing is that if you look at their footprint, it’s been, they’re very, very strong in the Midwest, the Northeast and, or have been working to penetrate the US Gulf Coast market for some time and our position here on the Gulf Coast and the experience that we have within our company, I think will help us accelerate that growth. So we’re very optimistic that putting these companies together gives both Willbros and InServ chances to grow and chances to have more offerings with the same customers that we just didn’t have before.
Robin Shoemaker, Bear Stearns
Okay. Well I have other questions but I’ll follow up later. Thanks a lot.
Mr. Randy Harl, President and Chief Executive Officer
Okay Robin, thanks.
Operator
Thank you. The next question is from Stephen Gengaro of Jefferies and Co. Please go ahead
Stephen Gengaro, Jefferies & Company
Thank you and good morning gentlemen.
Mr. Randy Harl, President and Chief Executive Officer
Good morning Stephen.
Stephen Gengaro, Jefferies & Company
A couple of things. I guess the first is, when I, probably the primary thing here is when I look at ’08 and your guidance for ’08, it seems like you know, maybe you’re, this is, obviously, pre InServ but it seems like your margin expectations are maybe a little more conservative than I might have expected. Is there, you know, after this quarter it seems like you’ve gotten obviously very good margin performance. Is that, can you kind of speak to that a little bit?
Mr. Van Welch
Well I think Stephen, if you look at our margins, and they may, I’m not saying their going to be conservative or not but if you look at the margins, there’s a lot of things that could impact them going forward, especially on our cost plus contracts. We may have some job growth associated with some of those reimbursable projects that could impact our gross contract margins but would not impact our contract income. In other words, our contract income is safe in regards to any of that.
Mr. Randy Harl, President and Chief Executive Officer
Stephen, we have, most of that, as you know is under contract and so I think we have a very good handle on what that’s likely to be and I mean, we’re still thinking in that 15 to 20 percent range, with some possible upside depending on how we do.
Stephen Gengaro, Jefferies & Company
Okay, and then just so I understand this, when you, my sort of thought process was that your revenue, your kind of peakish revenue number for lack of a better word was kind of $1.1 to $1.2 billion and now you’re saying it’s, materially higher than pre InServ. Is that because of the

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addition of people and equipment and how does that sort of play out there?
Mr. Van Welch
No, it’s not Stephen.
Stephen Gengaro, Jefferies & Company
Is there more kind of lower flow through revenues in that number or is it basically just more efficiency and, you know, you have a strong backlog lined up in the right way?
Mr. Van Welch
Well, we have the strong backlog that’s lined up. We have most of our, as Randy said, most of our equipment is utilized in our US pipeline construction market. We do think we’re going to get some flow through in the facility side of our business in the US. We also anticipate that we’re going to have revenue growth in Canada associated with the MidWest acquisition as well.
Stephen Gengaro, Jefferies & Company
Okay, and then just finally, you mentioned on the, I believed you mentioned about $8 million in the quarter for purchasing of equipment versus renting. Is that; are you making any kind of shift in your desire to own / rent equipment?
Mr. Van Welch
Absolutely. In this market, there’s, we want to make it available for the work that we have. Also in this market and the legs that we see associated with the pipeline construction market, it just makes better sense to own rather than to rent. So we’re going to take advantage of it and we’re looking at putting more owned equipment on our balance sheet.
Stephen Gengaro, Jefferies & Company
Okay very good, thank you.
Operator
Thank you. The next question is from John Rogers of D.A. Davidson. Please go ahead.
John Rogers, D.A. Davidson & Company
Hi, good morning and congratulations on the great improvement here.
Mr. Randy Harl, President and Chief Executive Officer
Good morning John.
John Rogers, D.A. Davidson & Company
A couple of things, first of all, just on InServ, did you say about three hundred million dollars in revenue now?
Mr. Van Welch
That’s correct.
John Rogers, D.A. Davidson & Company
Okay. And just related to some of the old records, that looks like, sounds as if their revenue’s been ramping as well.
Mr. Randy Harl, President and Chief Executive Officer
It has been. They’ve had very, very strong growth over the last 2 to 3 years.

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John Rogers, D.A. Davidson & Company
Okay. And the, their contract mix, you mentioned the large oil companies. Is it all domestic facilities right now?
Mr. Randy Harl, President and Chief Executive Officer
It’s not all John, but mostly. They have some management contracts outside the country, primarily for turnaround kind of services.
John Rogers, D. A. Davidson & Company
Okay. And secondly, I think it was Van, you talked about operating at full capacity right now or full utilization. Do you expect to see any seasonal impact, especially on your construction services in the fourth quarter?
Mr. Randy Harl, President and Chief Executive Officer
No. I mean John, we’ve always got weather to deal with and the plan right now is to work right through the weather window, but that’s always something that can affect the revenue that we generate. So I mean you always have to keep that in mind.
John Rogers, D.A. Davidson & Company
Okay.
Mr. Van Welch
John, most of the contracts that we’re performing during the winter, these contracts are reimbursable type in nature.
John Rogers, D.A. Davidson & Company
Okay. And guidance then for next year, you mentioned that including InServ, 1.4 to 1.6, but then the earnings per share are pre InServ and the offering, but what was the share count you were assuming in the $1.40 to $1.50
Mr. Van Welch
Well I think if you look at, if you look at John, the amount of gross proceeds that we’re looking at going after of two hundred and ten million dollars, I think you could probably, extrapolate a share price associated with that two hundred and ten million.
John Rogers, D.A. Davidson & Company
Right, no, but I meant on the dollar fifty to dollar fifty pre, what was the fully diluted share count?
Mr. Van Welch
About 35 million, sorry.
John Rogers, D.A. Davidson & Company
Okay great. And then last thing is, could you talk a little bit about what you’re seeing in terms of bidding activity and project possibilities, what sort of the market looks like over the next, I don’t know, 6, 9 months in terms of total bidding opportunities?
Mr. Randy Harl, President and Chief Executive Officer
John, it’s really kind of reached a peak here and we’re not seeing any deterioration in the number of opportunities that we’re seeing out there. It’s bounced between $11.5 and $13 billion in terms of prospects that we have on our radar screen. So it’s continuing to be very strong. We’re starting to get a little bit better visibility out into 2009 and 2010 and beyond.
John Rogers, D.A. Davidson & Company
In terms of awards?

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Mr. Randy Harl, President and Chief Executive Officer
In terms of projects that we’re seeing, that we’re starting to talk to people about. We have, we’ve looked pretty far out in the future, with our construction, being mostly utilized through the first quarter of 2009. And, people are, you know, jumped out there and tied up contractors during that period of time and I think there was, there are a lot of projects that were known about and announced that we talked about with customers but now they’re beginning to increase their attention on securing contractors for 2009 and beyond.
So the activity has picked up a bit. Canada is pretty high paced right now. We’re talking to a number of owners there about longer term conscious commitments. We still see the oil sands as extremely robust and when you get into the Middle East, that market is just continuing to improve. So if you look around our entire footprint, we look at, we see a market that is very robust and improving if anything.
John Rogers, D.A. Davidson & Company
Okay great. Thank you and congratulations.
Mr. Randy Harl, President and Chief Executive Officer
Thanks John.
Operator
Thank you. The next question is from Joe Gibney of Capital One South Coast. Please go ahead.
Joe Gibney, Capital One South Coast
Good morning guys.
Mr. Randy Harl, President and Chief Executive Officer
Good morning Joe.
Mr. Van Welch
Good morning Joe.
Joe Gibney, Capital One South Coast
Congratulations on the quarter. Just wanted to follow up a little bit, Randy if you could touch on, obviously, the tightness in the US market there, you mentioned opportunities to book some filler work. Obviously, given the tightness and the spreads that you have, I mean this is going to be short term in nature, you’ve got to try to squeeze it in but is that going to also imply some potentially higher contract margins on those jobs just because they’re going to be a tight squeeze?
Mr. Randy Harl, President and Chief Executive Officer
Well, we certainly hope so Joe but it’s you have to wait and see and it’s based on the particular opportunity. I think one would think that given most of our competition is fully committed, that that ought to be the case. I think the other thing is this facility’s work. We have demonstrated and you saw the announcement we made last week about a pretty large project, we’re seeing more and more of that kind of work. So we’re expecting significant growth in that part of our business and I think when you look at the capabilities that InServ has, you know, that ought to be very complementary because it’s a lot of the same type, rotating equipment, electrical, they have their activities that they deal with that would allow us to further expand our capabilities in that marketplace.
Joe Gibney, Capital One South Coast
Okay. And just touching again on the EPC side, obviously, a good quarter here. Kind of curious a little bit about margin expectations going forward, I know they can dance around a fair amount but if you could just refresh us there a little bit on expectations, sort of price versus cost reimbursable on this business and kind of where you see that shaking out as we move into 2008.
Mr. Randy Harl, President and Chief Executive Officer
I think Joe if you look at what we’ve said in the past in terms of what we’re bidding and bidding work on and winning work on, currently, the construction segment of our business. We ought to be able to generate somewhere in the 15 to 20 percent contract margin

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range. Engineering’s going to be 20 plus type of contract margins and EPC in that 11 to 14 percent range. And on the cost plus, just to answer your question on that, what we’re saying on the cost plus side, those same types of ranges are reflective of our cost reimbursable contracts as well.
Joe Gibney, Capital One South Coast
Okay, one last question. Randy, you mentioned the geographic and the strength in Middle East. Certainly you recognize the opportunity set in Canada that you guys are capitalizing on. Just curious, a little bit of a backlog bump obviously in the Middle East here in this quarter. I was just curious about your outlook there and any color that you could give to that opportunity and how you’re looking at your geographic mix going forward. Obviously, the nice exposure and focus on North America but curious about the Middle East and maybe some other markets that you might be looking at now.
Mr. Randy Harl, President and Chief Executive Officer
Yeah, I think Joe, it’s important when you think about us, that we are a global contractor and while we have a great opportunity in the United States and Canada today, we are going to continue to find the next place that we’ll have good opportunities in the world. And right now, we believe that we can build on the great success we’ve had in Oman. We have a business there that has been around the $40 to $50 million range that we think we can significantly grow. We have been, you know, we just haven’t been in a position to invest much capital in that business.
Now that’s changing for us and with the injection of a little more construction equipment, we think that that has tremendous opportunity for us. And when we look around the rest of, you know, just across the border in Saudi Arabia, when we look at the UAE, we see a lot of opportunity to grow our business and we finally have a little bit of breathing room here and some capital to invest where we can really get after growing that business. And that market has changed.
That’s been a very tight market for a long time and we are now seeing a lot more opportunities and we have dedicated management inside Willbros today that is focused on positioning ourselves there, in a way that we can grow the business and in a way that we haven’t been able to do in the most recent past. So I’m optimistic, and that it’s going to take a while. You know, that’s not a short term thing. Our focus definitely remains in North America, the US and Canada. But we’re not taking our eye off the ball in terms of being able to do something in the Middle East and possibly North Africa.
Joe Gibney, Capital One South Coast
Very helpful, I appreciate it. Van, just one housekeeping question, I was just curious if you’ve got tax expectations for next year?
Mr. Van Welch
Yeah, I think if you look in the 10Q, we were a bit under 40 percent. I think you can look at us as we go into next year and returning to profitability, you’ll see a much normalized rate around that 40 percent tax rate.
Joe Gibney, Capital One South Coast
Okay, helpful. Appreciate it guys, congratulations.
Mr. Randy Harl, President and Chief Executive Officer
Thanks Joe.
Operator
Thank you. The next question is from Andrew O’Connor of Millennium Partners. Please go ahead.
Andrew O’Connor, Millennium Partners
Good morning. Congratulations on all the progress guys.
Mr. Randy Harl, President and Chief Executive Officer
Good morning.

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Andrew O’Connor, Millennium Partners
You know, is there any other pump station which you’ve incorporated in your updated full year ’07 and ’08 revenue and earnings guidance on top of the pump station work that you guys announced on October 25?
Mr. Van Welch
We do anticipate, Andrew that we’re going to continue to grow that pump station work. I mean if you look at our backlog at the end of September, we had approximately, about $50 million of backlog associated with the facility work. That excludes the amount that we announced earlier this month. But we are anticipating that that facility work is going to continue to grow for us in ’08.
Mr. Randy Harl, President and Chief Executive Officer
Yeah I think, you know, we’ve been talking for some time that we felt like, that station work could top $100 million in backlog and we’ve kind of put together what we’ve got now plus that, we’re pretty close to that. So we see punching through that. You know, in terms of strength in the marketplace, we see a tremendous amount of opportunity in the station work.
Andrew O’Connor, Millennium Partners
Okay, and in terms of margins for this kind of work, can you elaborate on that also? Thanks.
Mr. Van Welch
I mean, I think it’s similar to what we’re seeing in the rest of the business.
Andrew O’Connor, Millennium Partners
Okay, thanks very much again — great quarter and congratulations on your progress.
Mr. Randy Harl, President and Chief Executive Officer
Thanks Andrew.
Operator
Thank you. The next question is from Philip Dodge of Stanford Group. Please go ahead.
Philip Dodge, Stanford Group
Good morning everybody. Thanks for the comments.
Mr. Randy Harl, President and Chief Executive Officer
Thank you.
Philip Dodge, Stanford Group
To me, one of the most positive things about the quarter was the construction revenues which were higher than I had estimated. I’m wondering two things, first were they higher than you would have estimated going in and if so, the reason. And also, the degree to which you were at capacity during the quarter. What I remember is you said that you reached capacity during the quarter but if you weren’t at full capacity for the whole quarter, could the run rate for construction revenues move up over the next several quarters?
Mr. Randy Harl, President and Chief Executive Officer
Well, I mean, first of all, we weren’t surprised about what we saw. We were hopeful that things would go well for us and they did. And you know, so we came in from a revenue standpoint in Construction, about where we had hoped. And when you look at going forward, I think the way to think about it is, we were at the 50 percent utilization level in May of this year. It picked up a bit in June and then we really started ramping up in July. So July, we were headed toward full utilization.
By the time we got to August, you know, we got there and maintained that level. So is there some room for improvement? I think so. But I would still say with regard

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to the weather, even though we have cost reimbursable contracts out there, if we’re not able to work, we won’t generate the revenue and we won’t have the cost exposure that’s a factor as we head into the wetter, traditionally, the wetter months in the south part of the US that could affect us. So you’ve got plusses and minuses.
Philip Dodge, Stanford Group
Okay, thank you. I’ll show self control and limit myself to one question.
Mr. Randy Harl, President and Chief Executive Officer
Thanks Phil.
Operator
Thank you. The next question is from Nathan Weiss of Weiss Harrington Associates. Please go ahead.
Nathan Weiss, Weiss Harrington Associates
Actually, all my questions have been answered.
Mr. Randy Harl, President and Chief Executive Officer
Thanks Nathan.
Operator
Thank you. The next question is from Josh Adam of GLG Partners. Please go ahead.
Josh Adam, GLG Partners
Hey guys, congratulations.
Mr. Randy Harl, President and Chief Executive Officer
Hi Josh.
Josh Adam, GLG Partners
Firstly, how much did MidWest bolster your G&A in the quarter?
Mr. Van Welch
From a G&A perspective, it was not, it was not that significant Josh. I don’t have the exact number but it was not that significant.
Josh Adam, GLG Partners
Okay. And then secondly, Can you comment on the conservatism associated with your implied Q4 contract margin guidance? Just given that, if you’re on $1.0 billion dollar run rate and you do a quarter of $1.0 billion dollars of revenue in Q4 it generates the same level of contract margins that you generated this quarter, you’d be at 13 percent approximately?
Mr. Van Welch
Josh, I think you’d have to go back to Randy’s comments. Certainly we’re hopeful that we’ll be at the higher end of that range associated with revenue, but there’s a lot of things that would have to happen in terms of the weather for us to make the progress to generate that revenue.
Mr. Randy Harl, President and Chief Executive Officer
Yeah, and I think also, Josh, we’ve talked about last month, last quarter that we’re heading into a period of particularly high percentage of field work in our engineering organization. The Engineering contribution this quarter helped that overall margin. But engineering will deteriorate a bit in the fourth quarter because of the holidays and because of the amount of service work out in the field that doesn’t generate the same margins as home office. So we tried to take all of that into account.

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Josh Adam, GLG Partners
Okay, thanks a lot.
Mr. Randy Harl, President and Chief Executive Officer
Thanks Josh.
Operator
Thank you. The next question is from Megan Bissell of E.R.C. Partners. Please go ahead.
Megan Bissell, E.R.C. Partners
Good morning guys.
Mr. Randy Harl, President and Chief Executive Officer
Morning Megan.
Mr. Van Welch
Morning Megan.
Megan Bissell, E.R.C. Partners
Wanted to just actually follow up on Stephen’s question, what was the impact of the conversion of the operating leases on the gross profit margin. I mean obviously the flipside of that is depreciation expense increase and I expect there was a net positive. But how much of the gross margin improvement actually came from eliminating those operating leases?
Mr. Van Welch
Megan, there certainly was some improvement in the third quarter associated with that conversion. I think you’ll see a greater impact as we go forward on some of the larger cost reimbursable projects that we have that are about to start up. But you’re correct. It certainly does have an impact and will continue to have an impact at the operating margin level.
Megan Bissell, E.R.C. Partners
Could you just kind of quantify that for us for the third quarter?
Mr. Van Welch
Well Megan, I’d really, I’d rather not. There are commercial competitive issues at play here and I’d rather not comment on that.
Megan Bissell, E.R.C. Partners
Okay. All right. Thanks so much guys.
Mr. Randy Harl, President and Chief Executive Officer
Thanks Megan.
Mr. Van Welch
Thanks Megan.
Operator
Thank you. Once again, please press star one on your telephone keypad if you have a question. The next question is from Mark Caruso of Millennium Partners. Please go ahead.
Mark Caruso, Millennium Partners
Good morning guys, great job.

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Mr. Randy Harl, President and Chief Executive Officer
Morning.
Mr. Van Welch
Hey Mark.
Mark Caruso, Millennium Partners
I just had, most of my questions have actually been answered but I just want to circle back on the acquisition. You had said $300 million, that’s for ’07 or is that for ’08, the expectations on the revenues?
Mr. Van Welch
That’s for ’07.
Mark Caruso, Millennium Partners
And as far as backlog goes for them, any color on that, kind of where that stands?
Mr. Van Welch
The backlog is about $220 million I believe, which is very strong.
Mark Caruso, Millennium Partners
And as far as that goes, the way that they account for everything is very similar to yours?
Mr. Van Welch
There are a few anomalies, I would consider them to be minor and we will be adjusting for those obviously as we go forward.
Mark Caruso, Millennium Partners
Got you. And then just lastly, as far as the public offering goes, when should we expect to hear more color around that?
Mr. Van Welch
Well, we are expecting to go out as soon as possible in that offering and we’re anticipating we’re going to close that offering sometime the middle of November.
Mark Caruso, Millennium Partners
Got you. Great, thanks again guys.
Mr. Randy Harl, President and Chief Executive Officer
All right, thanks Mark.
Operator
Thank you. There are no further questions registered at this time. I would now like to turn the meeting back to Mr. Randy Harl. I’m sorry, I do have a question from Mr. Andrew Wong from Colden. Please go ahead.
Andrew Wong, Colden
Sorry, it’s Jack Schneider from Colden. Our questions were answered. I was trying to take us out of the queue, I apologize. But anyway, as long as I’m on, Randy and the whole team, thank you very much. You guys are just, you’re a first rate management team and everything you’ve done since the day you arrived has been outstanding and we’re thrilled, so thank you.
Mr. Randy Harl, President and Chief Executive Officer
We appreciate that.

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Mr. Van Welch
Thanks Jack.
Mr. Randy Harl, President and Chief Executive Officer
Thanks for your support. In conclusion here, our quarterly results are evidence that we’re achieving our mission to return Willbros to profitability. This quarter, we continued our track record meeting the commitments we have established and communicated with you. We achieved positive financial performance, improved our financial stability, expanded our service offering and finally, we put to rest the uncertainty of the DOJ / SEC investigations. 2007 has been a year of change, and the third quarter was the inflection point we anticipated.
We demonstrated that we have made the necessary improvements to our execution processes to be successful in this robust market. As we stated, the third quarter was an execution story and we demonstrated our ability to successfully perform. Our progress is encouraging and I am confident we can continue to profitably execute the work we have in backlog. We have built the foundation for growth. We have built record backlog in our existing businesses, we have acquired MidWest and now, with the acquisition of InServ, we are well on our way to demonstrating our ability to accelerate the growth of the company.
I want to close by thanking our more than 4,000 employees who have supported the company through this difficult period and who have enabled us to reach the inflection point we have discussed today. I also want to welcome all our new employees, including those from MidWest and InServ and look forward to us all writing the first chapter of our company’s second hundred year history. Thank you for joining us today.

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